UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2020

NexTier Oilfield Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37988	38-4016639
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

3990 Rogerdale Rd.
Houston,	Texas	77042
(Address of principal executive offices)		(Zip Code)
(713) 325-6000
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, $0.01, par value	NEX	New York Stock Exchange

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 20, 2020, NexTier Oilfield Solutions Inc. (the “Company”) appointed Phung Ngo-Burns as Chief Accounting Officer of the Company. Due to current market conditions, in addition to the role of Chief Accounting Officer, Ms. Ngo-Burns will take an expanded role and will be responsible for treasury, tax, finance and business system integration, as well as oversight on the company’s financial transactional services activities. Ms. Ngo-Burns replaces Michael Galvan, who departed the Company from his role as Chief Accounting Officer of the Company effective as of March 20, 2020, to pursue other opportunities.

Ms. Ngo-Burns, age 54, served as Vice President - Integration at the Company since October 2019, and previously served the Company as Chief Accounting Officer since 2017. Prior to joining the Company, Ms. Ngo-Burns served as Senior Director with Alvarez and Marsal since 2012. From 2002 to 2012, Ms. Ngo-Burns served as Chief Financial Officer of Ability Holdings, Inc. and held several executive roles in the finance department of ExpressJet Holdings, Inc., including as Executive Vice President and Chief Financial Officer. Ms. Ngo-Burns brings nearly 30 years of accounting experience to the Company and holds an M.B.A. from the University of Houston and a B.S. in Business and Accounting from Oklahoma State University.

In connection with Ms. Ngo-Burns appointment as the Company’s Chief Accounting Officer, the Compensation Committee of the Board approved an amendment to Ms. Ngo-Burns’ existing employment agreement to provide for the title change and an increase in Ms. Ngo-Burns base salary to $300,000 per year. Ms. Ngo-Burns was already eligible under her employment agreement to receive a target short term incentive award equal to 60% of Ms. Ngo-Burns’ base salary and a target long-term incentive award programs generally offered by the Company to employees in roles with similar levels of responsibility.

The foregoing summary of the amendments to Ms. Ngo-Burns’ employment agreement is qualified in its entirety by the provisions of her amended and restated employment agreement, which is incorporated by reference to Exhibit 10.1 to this Form 8-K.

In addition to the compensation that Ms. Ngo-Burns will receive as Chief Accounting Officer, Ms. Ngo-Burns has entered into the Company's standard form of indemnification agreement. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.6 to the Company's Registration Statement on Form S-1, as originally filed with the Securities and Exchange Commission on December 14, 2016, as subsequently amended.

There are no arrangements or understandings between Ms. Ngo-Burns and any other persons pursuant to which she was appointed as the Chief Accounting Officer of the Company, and Ms. Ngo-Burns has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Ngo-Burns does not have a familial relationship with any member of the board of directors or any executive officer of the Company.

In connection with the termination of his employment agreement, Mr. Galvan, is entitled to receive the termination payments and equity vesting described in his employment agreement for termination without cause during a “protected period”, which, with respect to certain provisions, will require his entry into a release agreement during the time period specified in his employment agreement. Mr. Galvan's separation from the Company is not the result of any issue, concern or disagreement with the Company's accounting, financial reporting or internal control over financial reporting.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits

The following exhibits are being provided as part of this report:

Exhibit No.	Description

10.1
Employment Agreement, dated February 20, 2017, by and between KGH Intermediate Holdco II, LLC and Phung Ngo-Burns (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 4, 2017).

10.2	Amendment to Employment Agreement, dated March 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2020	NEXTIER OILFIELD SOLUTIONS INC

	By:	/s/ Kevin McDonald
	Name:	Kevin McDonald
	Title:	Executive Vice President, Chief Administrative Officer & General Counsel